TITAN MACHINERY APPOINTS JODY HORNER TO BOARD OF DIRECTORS

WEST FARGO, N.D-July 9, 2015-Titan Machinery Inc. (NASDAQ:TITN) announced today that it has appointed Jody Horner, to its Board of Directors. Ms. Horner’s term will begin August 1, 2015.  With the appointment of Ms. Horner, the Board now consists of nine board members, including seven independent members.

“We are pleased that Jody has accepted the invitation to join our Board of Directors,” said David Meyer, Titan Machinery’s Chairman and Chief Executive Officer.  “Jody has enjoyed a distinguished career, including a wide range of leadership roles at Cargill, Inc. We believe that we will benefit from Jody’s deep knowledge of the global agriculture market and her operational experience at a large, multi-national corporation. We look forward to her contributions to Titan Machinery.”

“Titan Machinery operates one of the leading networks of full service agricultural and construction equipment stores in the United States and Europe and I am pleased to be appointed to the Company’s Board of Directors,” said Ms. Horner.  “I look forward to applying my experience and supporting Titan Machinery as it executes on its long-term growth strategy.”

Since February 2015, Ms. Horner has served as President of Midland University, a private liberal arts college located in Fremont, Nebraska. Prior to joining Midland University, Ms. Horner spent over 30 years at Cargill, Inc., serving in a variety of leadership roles. From 2008 to February 2015, Ms. Horner held dual roles, including President of Cargill Meat Solutions, one of Cargill’s largest sectors, comprised of six independent animal protein businesses, and President/Business Unit Leader of Cargill Case Ready, which produces value-added protein products for the world’s largest retailers and food service companies. At Cargill, Ms. Horner served on several corporate committees including the Global Business Conduct & Ethics Committee, a sub-group of the Audit Committee of the Board of Directors, and the Global Enterprise Process, Data and Technology Committee. Ms. Horner also served as Executive Sponsor for Cargill’s worldwide business with Walmart and Sysco. From 2006 to 2008, she served as President/Business Unit Leader of Cargill Salt. Prior to that, she served as Vice President, Corporate Global Diversity and Vice President, Human Resources, where she provided strategic human resources leadership to 40+ business units/functions with 50,000 employees. She had previously held a number of other roles of increasing responsibility. Ms. Horner joined Cargill in 1984 as Merchant/Merchandising Manager of Cargill Flour Milling.

Ms. Horner earned a BA in Economics from St. Olaf College, Northfield, MN and an MBA from Carlson School of Management, University of Minnesota, Minneapolis, MN.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States and Europe. The Titan Machinery network consists of 92 North American dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico, including two outlet stores, and 16 European dealerships in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery dealerships represent one or more of the CNH Industrial Brands (CNHI), including CaseIH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

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